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CLEARWATER PAPER CORPORATION

Moderator: Linda Massman

10-28-10/10:00 a.m. CT

Confirmation # 14859494

CLEARWATER PAPER CORPORATION

Moderator: Linda Massman

October 28, 2010

10:00 a.m. CT

Operator:	Good day ladies and gentlemen and welcome to Clearwater Paper third quarter 2010 earnings conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session with the instructions following at that time.

If anyone requires assistance please press star then zero on your touchtone telephone. As a reminder this call is being recorded. And now your host for today’s conference, CFO, Linda Massman, please begin.

Linda Massman:	Thank you. Good morning and welcome to Clearwater Paper’s third quarter 2010 conference call. Our press release this morning includes the detail regarding our third quarter and you will find a presentation of supplemental information posted on the investor relations area of our Web site at www.clearwaterpaper.com.

Additionally we provide certain non-GAAP information in this morning’s discussion. A reconciliation to the non-GAAP information to comparable GAAP information is included in the supplemental materials provided on our Web site.

Before we get started I would like to remind you that this presentation may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended.

CLEARWATER PAPER CORPORATION

Moderator: Linda Massman

10-28-10/10:00 a.m. CT

Confirmation # 14859494

These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change and actual results may differ materially from forward-looking statements.

Factors that could cause actual results to differ materially include those expressed or implied by risks and uncertainties described from time-to-time in our filings with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2009.

Any forward-looking statements are made only as of this date and we undertake no obligation to update any forward-looking statements. On today’s call with me is Gordon Jones, chairman, president and CEO.

I will begin today’s call with financial highlights for the quarter and will be followed by Gordon who will provide commentary on the different business segments before we take questions. Net sales for the third quarter of 2010 increased 6.5 percent to $352.9 million from $331.5 million in the third quarter of 2009.

Net earnings were $15 million or a $1.27 of earnings per diluted share compared to net earnings of $46.2 million or $3.92 of earnings per diluted share in the third quarter of last year. Excluding the alternative fuel mixture tax credit from our results in the third quarter of 2009, net earnings were $16.5 million or $1.40 per diluted share. These results were in line with the preliminary announcement of our results made on October 12, 2010 in conjunction with the debt financing we recently completed.

After adjusting for $3.1million in transaction costs related to the pending acquisition of Cellu Tissue third quarter 2010 earnings were $16.9 million or $1.43 per diluted share.

Additionally we had scheduled major maintenance costs of $4 million in the third quarter of 2010 compared to $1.1 million in the third quarter of 2009, representing an increase of $2.9 million or an estimated after tax 15 cents per diluted share impact on third quarter results.

CLEARWATER PAPER CORPORATION

Moderator: Linda Massman

10-28-10/10:00 a.m. CT

Confirmation # 14859494

Adjusted EBITDA for the third quarter of 2010 which excludes the Cellu Tissue transaction costs increased 3.1 percent to $43.4 million versus $42.1 million for the third quarter of 2009 which excluded the alternative fuel mixture tax credit.

Our adjusted EBITDA margins were 12.3 percent and 12.7 percent respectively for the third quarter of 2010 from the third quarter of 2009. Our consumer products segment had third quarter 2010 net sales of $144 million representing an increase of 2.7 percent compared to the third quarter 2009 net sales of $140.2 million.

The increase in net sales was driven by a 4.3 percent increase in volume, partially offset by 1.6 percent lower net selling prices driven by increased customer product promotions. Segment operating income was $10.8 million for the quarter as compared to $32.1 million for the third quarter of 2009.

The reduction in operating income was primarily attributable to higher pulp costs. Our pulp and paper board segment reported net sales of $231.5 million for the quarter, an increase of 13.3 percent versus the third quarter 2009 net sales of $204.2 million.

The segment had operating income of $28.2 million for the third quarter of 2010 versus $53.5 million last year, which included the alternative field mixture tax credit income of $47.1 million. As mentioned previously we had scheduled major maintenance expenses of $4 million in the third quarter of 2010 at our Arkansas facility.

As a reminder our Arkansas facility incurs major maintenance expense approximately every 18 months where as in Idaho it’s approximately every 12 months. We will complete the balance of our 2010 scheduled major maintenance work in Idaho during the fourth quarter of 2010.

Net interest expense of $3.8 million was down $.5 million versus the third quarter of 2009 due to the capitalization of interest associated with the new converting facility under construction in North Carolina and increased interest income associated with our higher cash and short term investment balances.

CLEARWATER PAPER CORPORATION

Moderator: Linda Massman

10-28-10/10:00 a.m. CT

Confirmation # 14859494

The company’s actual income rate for the third quarter of 2010 was 39.3 percent compared to 36.9 percent for that same period last year. The tax rate for the third quarter of 2010 includes amounts for interest accrued relating to uncertain tax positions primarily involving whether our alternative field mixture tax credit is subject to taxation.

The annual estimated effective tax rate for 2010 excluding the three items is approximately 34.8 percent. Subsequent to September 30, 2010 the Internal Revenue Service issued guidance clarifying the treatment of the cellulosic biofuel producer credit, or CBPC and the ability to claim it in conjunction with the alternative field mixture tax credit.

The guidance enable companies to claim both the CBPC and the alternative field mixture tax credit at the same facility in the same tax year so long as the credits were calculated on different gallons of fuel.

This will enable us to amend our 2009 corporate income tax return and claim approximately 24-1/2 million gallons of fuel under the CBPC for that portion of black liquor produced in early January 2009 prior to the time when we started claiming the alternative fuel mixture tax credit.

This will equate to an additional federal income tax credit of $24.7 million pretax. We expect to record these benefits in the fourth quarter of 2010. We are still evaluating the periods after early January 2009 where we have already claimed the alternative fuel mixture tax credit.

Regarding our balance sheet and liquidity, we had $356.7 million of cash in short investments at September 30th 2010, representing an increase of $165.9 million or 87 percent from December 31, 2009. This was primarily driven by strong operational performance and the receipt of $101.3 million in taxes receivable related primarily to the alternative field mixture tax credit.

Our long term debt outstanding at September 30 2010 was $148.4 million which does not reflect the $375 million of 2018 senior notes that were issued on October 22, 2010, in conjunction with the pending acquisition of Cellu Tissue.

CLEARWATER PAPER CORPORATION

Moderator: Linda Massman

10-28-10/10:00 a.m. CT

Confirmation # 14859494

Our financial ratios remain very strong. Total debt to total capitalization excluding the accumulative other comprehensive loss was 21.9 percent, while adjusted EBITDA to net interest expense for the third quarter of 2010 was 11.4 times.

These again are not reflective of the additional financing or the pending acquisition of Cellu Tissue. I will now turn the call over to Gordon.

Gordon Jones:	Thanks Linda. As Linda pointed out we have solid financial results again this quarter. Higher pulp prices had the effect of helping our pulp and paperboard business and negatively impacting operating income and our consumer products business.

Our consumer products segment continues to deliver revenue growth driven by a 4.3 percent in volume shift versus the third quarter of 2009 which was partially offset by a 1.6 percent reduction in net selling price.

We maintain very high production levels and shipped 2291 more tons more than we did in the third quarter 2009. As a reminder these volume and pricing figures are available on our Web site as supplemental materials in the events and presentations section of the investor relations page.

Pricing continues to be stable with promotional spending creating some pressure as compared to last year. Higher input cost for pulp was the driver of lower earnings for the quarter in this segment.

Our pulp and paperboard segment had net sales of 13.3 percent higher than the same quarter last year. The increase was attributable to paperboard price increases, slightly offset by a volume decrease of 7 percent caused by downtime associated with scheduled major maintenance at Arkansas.

The increase in net sales in terms of dollar amounts is also driven by a 42.8 percent increase in pulp prices combined with a 40.9 percent increase in shipments versus the third quarter of 2009. As it relates to executing on our growth plans we continue to make good progress.

CLEARWATER PAPER CORPORATION

Moderator: Linda Massman

10-28-10/10:00 a.m. CT

Confirmation # 14859494

On the organic front we are still targeting late 2012 for the completion of our new paper machine in Shelby North Carolina and expect the first two lines on the converting facility to be operational in the second half of next year.

Regarding the Cellu Tissue acquisition we issued $375 million of senior notes due 2018 at a rate of 7-1/8 percent.

We also announced earlier this week that the Hart-Scott Rodino Waiting Period ended. We still expect that the acquisition will close in the fourth quarter of this year.

As it relates to our outlook for the business, we will make some general comments about the market environment but will not comment on expectations for the business combined with Cellu Tissue until after the transaction closes, except that we would expect capital spending of $40 to $50 million annually for the combined company for 2011 and 2012, assuming the transaction closes in the fourth quarter.

All of my following comments are descriptive of the market conditions as they relate to standalone Clearwater business.

We do, however, expect additional transaction related expenses associated with the Cellu Tissue transaction of approximately $25 to $30 million in total, which includes financing and advisory fees and $3.1 million already incurred in the third quarter.

We also expect to incur approximately $40 million in bond breakage costs associated with tendering for Cellu Tissue’s outstanding notes.

In our consumer products segment the promotional environment continues to be competitive and volumes are expected to remain steady.

In the pulp and paperboard segment we expect continued, solid performance. Our expectations are that pulp costs will continue to moderate a bit and other input costs will be stable.

CLEARWATER PAPER CORPORATION

Moderator: Linda Massman

10-28-10/10:00 a.m. CT

Confirmation # 14859494

Year-to-date 2010 we have had capital expenditures of $23.1 million and we continue to expect that our total capital expenditures will be in the range of $40 to $45 million for the full year, which includes $12 million related to the initial two converting lines of Shelby, North Carolina.

As a reminder, we have estimated the total project, that’s paper, machine and converting live, will cost approximately $260 to $280 million with the aforementioned $12 million being incurred in 2010 and substantially all and the remainder in 2011 and 2012.

Major maintenance costs are expected to be approximately $2 to 3 million in the fourth quarter 2010 to finish the schedule of major maintenance work in Idaho.

At this point, thank you for listening into our prepared remarks and operator, we’ll now take some questions.

Operator:	Thank you, sir.

Ladies and gentlemen if you have a question or comment, please press star then one on your touchtone telephone.

Again, if you have a question or comment, please press star then one on your touchtone telephone.

Our first question is from Ian Zaffino of Oppenheimer). The line’s open.

(Ian Zaffino):	The question would be on the pulp side. What was your effective pulp cost in the third quarter versus the second quarter?

And what is the price that you pay in – if we could somehow track it because if look at what pulp has done over the past couple of months, it really has not done a whole lot and I’m just curious to see why there’s such a large movement in your margin, which you attribute to pulp. Thanks.

Linda Massman:	Yes. (Ian) this is Linda. We don’t actually disclose the absolute cost for pulp. We combine it as wood fiber, which includes other fiber inputs. So we did see you know the trends you’re seeing in the marketplace with regard to pulp

CLEARWATER PAPER CORPORATION

Moderator: Linda Massman

10-28-10/10:00 a.m. CT

Confirmation # 14859494

moderating a bit late in the quarter, but keep in mind that our inventory flows through cost of goods on an average cost basis. Therefore, our cost of sales will lag the current cost you know slightly.

(Ian Zafinno):	OK. So you’re running through higher pulp that you purchased in the first quarter or so? Is that kind of what the $1000 pulp sort of...

Linda Massman:	In a nutshell it’s – like I said, the average cost, so it will include some of the previous months of cost.

(Ian Zafinno):	So we would assume that pulp would remain relatively – or really that your margins, just by where pulp has gone over the preceding months your margins – it should come back up?

Linda Massman:	Our margins will follow the trends of pulp, yes.

(Ian Zafinno):	On, like you said, like a four month lag or whatever that number is?

Linda Massman:	Yes. I didn’t actually say the month, but yes it is an average cost.

(Ian Zafinno):	OK, all right. Thank you very much.

Linda Massman:	Yes.

Gordon Jones:	Thanks, (Ian).

Operator:	Thank you. Our next question is from (Steve Chercover). Your line is open.

Gordon Jones:	Good morning, (Steve).

(Steve Chercover):	I guess my question is along the same lines. When I’m looking at you know pulp in Q3 versus Q2 I just want to go sequentially, I figure that if – you’re buying what 7000 tons a month?

Gordon Jones:	That’s about right, 85,000 tons a year.

(Steve Chercover):	Yes, so it was...

Gordon Jones:	Net.

CLEARWATER PAPER CORPORATION

Moderator: Linda Massman

10-28-10/10:00 a.m. CT

Confirmation # 14859494

(Steve Chercover):...	21,000 tons in the third quarter and let’s say pulp was up $40 and that’s $800,000 and your ASPs were down six on 55,000 tons, is another $300,000. I mean I could I see a million dollars in margin erosion but not $10 million. Is there some kind of accounting, something else happening?

Linda Massman:	Yes, and (Steve) I think it goes back to the average cost and how many months going into that average cost, so our cost of sales will lag current costs as a result of that accounting method. So, it’s not as easy as the calculation you just displayed.

(Steve Chercover):	No, well nothing’s ever that simple, but it still seems extraordinary. I mean Clearwater you know back in the Potlatch days used to make $10 million dollars a quarter, so I’m just wondering if we’re going back to normalized levels of profitability and the past two years have been you know economic rents, perhaps attributable to the you know the good economic environment for private label products.

Gordon Jones:	Yes. (Steve), it really is frankly just an accounting issue. I mean one of the other things to keep in mind is that we’re a net buyer of 85,000 tons of pulp, so we actually buy more pulp than that because we’re selling pulp on the outside. So that’s just into the equation of remember we’re selling into the external pulp market at the same time and that benefit is accruing a bit over to the paperboard side of the business, but it really is an accounting thing.

I think maybe the best way of looking at this is to take a quick look at the supplemental pages that we attached as a part of the Webcast. I don’t believe they were attached to the release, but they’re on the Webcast, the supplemental Webcast.

And volume is still up in tissue. I mean as mentioned in our remarks we have high volumes in tissue. The private label business is still doing very well. If you just look at that top line and the way we typically report it is in tons, the tonnage is – continues to flow at 55,000 tons, so very good volumes in private label tissue and very good success with our customers, same way in paperboard.

CLEARWATER PAPER CORPORATION

Moderator: Linda Massman

10-28-10/10:00 a.m. CT

Confirmation # 14859494

Pricing, you can see, has moderated a little bit. If you do compare the third quarter of 10 to the third quarter of 9, you see that going down from that 2656 number to 2614, so that’s the 1.6 percent of the price has gone down, but just quarter to quarter is as you mentioned you like to look at it just basically flat. I mean it’s gone down $6. You could attribute that to mix.

So what we’ve got is a very good, solid business that’s growing in private label and solid with our customers and the effect that you’re seeing on our statements is all about how it has to be treated from a cost of goods sold standpoint. That’s all of what it is. There’s nothing other, no hidden costs or anything of that sort that you can attribute to it, it’s just all about the cost of pulp.

(Steve Chercover):	Because anything in terms of discounting retail is reflected in that 2614 ASP, correct.

Gordon Jones:	Absolutely ...

Linda Massman:	That’s right.

Gordon Jones:	Absolutely, yes, I mean I think it’s you know it’s a bit of a wakeup call when I guess for folks when you look at that and you see that operating income in the consumer products division was down.

But really from an accounting standpoint, that’s what it is and it is as Linda mentioned about the average cost system that we use and it really just changes the cost associated with the tons that we sold during this quarter. So that’s what drove those margins down and when it goes the other way it goes the other way too but you know business is very solid looking good and not feeling uncomfortable at all about it.

(Steve Chercover):	I know I don’t think you should but it really is extraordinary and I don’t want to – does this change your view in any way about your level of pulp integration. How are you feeling?

Gordon Jones:	No, same thing I think we’ve mentioned in previous calls that – and as folks know, we’re going to be a larger buyer post-acquisition than we are now

CLEARWATER PAPER CORPORATION

Moderator: Linda Massman

10-28-10/10:00 a.m. CT

Confirmation # 14859494

we’re going to be a larger buyer of pulp. But we’ve looked at and modeled this through all different pulp markets and it’s just that what you’re not necessarily seeing in the numbers here is the pulp markets moderated a bit come down off of peak.

And it just hasn’t instantly flown to our income statement and that’s a function of the average costing system that we use on cost of goods sales. So you know that’s the thing that to kind of keep in mind is yes, pulp price has moderated but we’ve got inventory that we paid for at a higher price and that average cost has made the change.

(Steve Chercover):	OK nothing to say understand it thank you.

Gordon Jones:	Yes, well it’s interesting I mean it all depends what happens now to pulp prices from here (Steve). If pulp continues to go down, we’ll continue to work through the pulp inventory that was purchased at a higher price.

(Steve Chercover):	Well I mean I expect it will but I mean at the risk of sounding silly it seems like perhaps the inventory that you’re running through the P&L today you know it’s just that inventories were held for a year or more of pulp I don’t … Well to ...

Gordon Jones:	No, not – no, not really because of course, we’ve got you know limited amounts of inventory and we haven’t wanted to buy pulp when it was at the high end of the market. So you know we’ll try to flush through that inventory as quickly as we can. But the basic thing that again, I would ask you to concentrate on is 55,000 tons of consumer products tissue very similar to the previous quarter 55,000 tons.

No other quarter in any of those listed in the supplemental, all the way back to the spin has been as good. That’s like our second best, and almost the best quarter we’ve had in shipping tissue so private label tissue, tissue business is solid, pricing is flat, it’s pure accounting.

(Steve Chercover):	OK.

CLEARWATER PAPER CORPORATION

Moderator: Linda Massman

10-28-10/10:00 a.m. CT

Confirmation # 14859494

Gordon Jones:	And the other thing (Steve) is to keep in mind is on a general company basis when you combine what happens with pulp to consumer products remember and I mentioned in my remarks briefly some of the benefit of that flows through the pulp and paper board division.

So I’d encourage you to take a look at the overall EBITDA estimate of the company, which was in line with what we had when we did our debt offering as Linda mentioned. So we’re in alignment of where we are but the money moves back and forth also keeping in mind, we transfer pulp at market to the paperboard division and has an impact on consumer products division. And it also has a positive impact on the paperboard division.

(Steve Chercover):	No, I certainly, recognize that there’s a waterbed effect there.

Gordon Jones:	Right, right.

(Steve Chercover):	OK thank you.

Gordon Jones:	All right, appreciate it good question (Steve) thanks.

Operator:	Thank you sir. Our next question is from Roger Spitz from Bank of America your line is open.

Roger Spitz:	Thank you and good morning.

Gordon Jones:	Good morning Roger.

Roger Spitz:	Are you saying just to make sure I think that what you’re saying is strong consumer products EBIT that we’ve seen over the past quarters was based on rising pulp costs. And you benefited from rising prices moving through to revenues you know ahead of the rising pulp prices moving through Cogs is that the way to think about that.

Linda Massman:	We ... .... Not quite Roger our last price increases were done in 2008. So we haven’t had any rising prices in fact, in more promotional environment. But it’s truly as simple as if you look at the cost trends of pulp it’s a matter of bringing in those average costs and if you look at pulp over the course of this last year it was actually rising for quite a bit of the period of time. People are flattening

CLEARWATER PAPER CORPORATION

Moderator: Linda Massman

10-28-10/10:00 a.m. CT

Confirmation # 14859494

out and then just recently starting to come up and moderate a little bit so it’s just a matter of working through that floor of the trends on pulp.

Roger Spitz:	OK and we’ve talked in consumer products that the lag in moving pulp through Cogs but there’s offset with on pulp on the paper board side. Is that lag is it sort of the same lag so it’s a very nice offset or is there a difference in the lag in running through pulp in the timing of the lag of running pulp through consumer products versus the pulp benefit through pulp and paper board?

Linda Massman:	Yes, you know in that case it’s more of the woodchips and the sawdust and that’s more on a LIFO basis so it’s not exactly the same. That even gets trickier than average cost to try to calculate because you start getting into LIFO layers and such. And then of course, when they sell pulp that’s going to be you know the immediate market price would be reflected in their results.

Roger Spitz:	OK am I correct that consumer products division itself is purchasing maybe 225,000 tons of pulp either from yourself or externally is that the right kind of pulp number to think about.

Gordon Jones:	Yes, that’s our capacity and some of that comes of course, in slush pulp directly from the mill and the rest of it comes from outside purchase pulp so in aggregate yes. So if you were for instance running our consumer products division you’re paying a higher pulp price internally and you’re paying a higher pulp price for what you buy from the outside as well.

So and of course, the benefit to the company is kind of, as previous caller (Steve) mentioned it’s sort of a waterbed effect on the slush pulp that comes from our pulp mill operations into converting the external pulp that changes. But the entire division swings with higher pulp prices coming both internally and externally.

Roger Spitz:	I guess I was also sort of asking whether there’s much wastage from pulp into the paper. Is it one-to-one or is it EFT five percent more or 10 percent more pulp than what your capacity is?

CLEARWATER PAPER CORPORATION

Moderator: Linda Massman

10-28-10/10:00 a.m. CT

Confirmation # 14859494

Gordon Jones:	Well there is some waste in the process no doubt about that. There’s waste in converting and there’s a bit of waste but not a lot from the pulp side but there’s some associated with that. And most of the waste for us in tissue comes in our converting operations off of our winders and those kinds of things and it’s not related that much to pulp but there’s some waste in both sides.

Roger Spitz:	All right thank you very much.

Gordon Jones:	Thanks Roger.

Operator:	Thank you. Our next question is from (Dan Wen) of Goldman Sachs. Your line is open.

(Dan Wen):	Thank you very much for taking the call. I know you don’t like to talk about the promotional environment very much but can you give us a feeling of maybe incrementally quarter over quarter if it has been a little bit of a decrease or an increase in the competitive environment. It seems like some of the big players are starting to feel some of the pain from the pulp prices that you have as you have extensively mentioned here. So, on the margin if you can mention anything at all incrementally about that it would be, it would be helpful. Thank you very much in advance.

Gordon Jones:	Yes, I think that you know the best place to refer you to, (Dan), is really the supplemental sheet that’s attached to our webcast and that’s really reflective of the promotional environment. Again, if we just do a bit of history there were two price increases in tissue in 2008, there were no price increases in tissue in 2009, there have been no price increases in tissue to date in 2010.

So, so any change in those numbers isn’t because there has been an increase in the base price if you will of tissue, it’s been a difference in the promotional environment. So there has been a greater promotional environment but not a huge extensive promotional environment, as noticed just in quarter two to quarter three.

I mean our tissue price per ton has really only moved from 2620 to 2614 and that’s basically in our opinion a bit of a mix change there. So, promotions

CLEARWATER PAPER CORPORATION

Moderator: Linda Massman

10-28-10/10:00 a.m. CT

Confirmation # 14859494

have been around, they’ve been, they’ve always been part of the industry, that happened and were happening when prices, base prices were going up in 2008 they’re always going to be there.

So, I think just one thing that I would mention as a thought about the tissue business and one of the reasons that we like the tissue business is that promotions in this business come and go, it’s not wiped across the entire grade for the history of mankind here. This is – you have a promotional increase that hits at the end of a store aisle over a particular weekend, it come, it goes off. So it comes and goes and those are the good things about the tissue market. But that promotional environment is always going to exist out there.

(Dan Wen):	OK, thank you. And if I could follow up on the paper board side of the business. I think on your last conference call you mentioned that either the second or the third price increase was ongoing or there was an on – you were pushing through an ongoing price increase in many of your grades there. Could you give us an update on that and what your expectations are for the next three and six months? Thank you.

Gordon Jones:	I don’t know that I can tell you the next three or six months but let me give you a quick update about where we are with our customers. We have instituted increases in the first part of 2010, another increase was a mid-summer increase in July and then there has been an October increase which has been quite successful.

I would add that that October increase has been successful is not necessarily on every single grade of paper board that we make. You know for instance it may not have been as successful on cup but it’s been very successful on folding cartons. So, so you can take an increase that gets announced on bleach board and necessarily wipe it across the entire, entire volume tonnage. But backlogs have been very good for us in paperboard business has been very strong and we are, are frankly just now finishing the execution of the third price increase for us in 2010.

CLEARWATER PAPER CORPORATION

Moderator: Linda Massman

10-28-10/10:00 a.m. CT

Confirmation # 14859494

There were you know multiple increases in 2008, four of them in fact and then really none in 2009 and then these three that have begun back in January of 2010.

(Dan Wen):	Thank you.

Gordon Jones:	Does that answer, that answer your question? Good.

(Dan Wen):	It does thank you.

Operator:	Thank you. Our next question, we have a follow up from Roger Spitz of Bank of America. Your line is open.

Roger Spitz:	Follow up. Hey, a couple things. You told us that the cost of the paperboard scheduled maintenance was four million of course. You also said that that resulted on 7 percent lower volumes. Can you provide any guidance on the lost EBITDA on that lower volume in paperboard?

Gordon Jones:	Well, the lower volumes that we were talking about are the volumes associated with the outage that was taken in Arkansas in, in the quarter that we’re reporting on. So that, that’s really the change in volume.

That same chart, it may end up being my favorite chart in that the supplemental graph shows 184,000 and change of paperboard tons for quarter three 2010, just a difference there between what we would consider a full out running quarter is the difference in the outage time at Cypress Bend, that the downtime associated with that, so that’s where that comes from, Roger.

But, you know paperboard business is, with the exception of that downtime taken at Cypress Bend. Idaho operation continues to run well, Cypress Bend is running well coming up out of its outage and backlogs are very strong.

Roger Spitz:	The three million acquisition cost related to Cellu Tissue is that in the income statement and all on SG&A and is it all incorporated in the elimination in the segment breakdown?

Linda Massman:	It is all in SG&A and most of it’s in the inner segment.

CLEARWATER PAPER CORPORATION

Moderator: Linda Massman

10-28-10/10:00 a.m. CT

Confirmation # 14859494

Roger Spitz:	OK, very good. And last thing on the 24.7 million in cellulosic credit, does this – you mentioned it was pre-tax is this, is this subject to a tax or is this simply you apply 24.7 million to U.S. generated income tax and it’s just a pure credit off of income?

Linda Massman:	It is taxable, you have to tax effect that number.

Roger Spitz:	You tax effect it, OK. But is it a credit off of income?

Linda Massman:	Yes. Yes.

Gordon Jones:	Yes.

Roger Spitz:	I mean are you like a shield income?

Linda Massman:	Yes.

Roger Spitz:	To the tune of 24.7 million?

Linda Massman:	Yes, so you need to have income in order to take the tax credit.

Roger Spitz:	Right, OK. Thank you.

Operator:	Thank you. I’m showing no further questions or comments at this time. I would like to turn the conference over to Mr. Gordon Jones for any closing remarks.

Gordon Jones:	OK. Well, thank you very much. And we appreciate everyone’s interest in the company. And I just want to make a couple of just quick summary remarks. And when we look at our two businesses we feel very good about, about where our business is. The consumer products division, tissue sales are up, we’ve tried to make that point on the call that tissue sales are there.

Pricing is down but only slightly and basically flat in most recent quarters, quarters.

The paperboard business is up and running, flat out excellent backlogs, integration is progressing very well with the Cellu Tissue side so we still feel very good about that and our Shelby, North Carolina new facility is right on track. So, the bottom line for us on our major priorities we feel terrific where we are and we’re looking forward to the future very much.

CLEARWATER PAPER CORPORATION

Moderator: Linda Massman

10-28-10/10:00 a.m. CT

Confirmation # 14859494

Thank you all for participating.

Operator:	Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program. You may now disconnect. Have a wonderful day.

END

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the company’s growth initiatives and expected annual tax rates. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, unanticipated construction or manufacturing disruptions related to the Shelby manufacturing facility; the possibility that the conditions to closing of the Cellu Tissue acquisition may not be satisfied and that the closing may not occur or may be delayed; customers’ product preferences, changes in the United States and international economies; changes in raw material and energy costs; cyclical industry conditions; loss of a large customer; changes in the alternative fuel mixture tax credit regulations and the company’s eligibility for such tax credits; competitive pricing pressure for the company’s products; changes in freight costs and disruptions in transportation services; unanticipated manufacturing disruptions; changes in general and industry-specific laws and regulations; unforeseen environmental liabilities or expenditures; labor disruptions; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Cellu Tissue has filed with the SEC a preliminary proxy statement and intends to file with the SEC a definitive proxy statement and other relevant material in connection with the acquisition. The definitive proxy statement will be sent or given to the stockholders of Cellu Tissue. Before making any voting or investment decision with respect to the acquisition, investors and stockholders of Cellu Tissue are urged to read the proxy statement and the other relevant material when they become available because they will contain important information about the acquisition. The proxy statement and other relevant materials (when they become available), and any other documents filed by Cellu Tissue with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, at Cellu Tissue’s Investor Relations website at cellutissue.com/investor (click “SEC filings”) or from Cellu Tissue by contacting Investor Relations by mail at 1855 Lockeway Drive, Suite 501, Alpharetta, Georgia 30004, Attention: Investor Relations, or by telephone at (678) 393-2651.

CLEARWATER PAPER CORPORATION

Moderator: Linda Massman

10-28-10/10:00 a.m. CT

Confirmation # 14859494

PARTICIPANTS IN THE SOLICITATION

Clearwater Paper and Cellu Tissue and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Cellu Tissue stockholders in connection with the acquisition. Information about Clearwater Paper’s directors and executive officers is set forth in Clearwater Paper’s proxy statement on Schedule 14A filed with the SEC on March 29, 2010 and its Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on February 26, 2010, respectively. Information about Cellu Tissue’s directors and executive officers is set forth in its proxy statement on Schedule 14A filed with the SEC on June 25, 2010. Additional information regarding the interests of participants in the solicitation of proxies in connection with the acquisition is set forth in the preliminary proxy statement that Cellu Tissue filed with the SEC and will also be included in the definitive proxy statement that Cellu Tissue intends to file with the SEC.